Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123885

PROSPECTUS

$400,000,000

LandAmerica Financial Group, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Units

We may offer and sell from time to time in one or more offerings any combination of the securities listed above for an aggregate offering price of up to $400,000,000. We will provide the specific terms for securities to be offered in one or more supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

See “ Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in the securities.

Our common stock is listed on the New York Stock Exchange under the symbol “LFG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings of up to a total amount of $400,000,000. This prospectus only provides you with a general description of the company and the securities we may offer. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

Our common stock is listed on the New York Stock Exchange under the symbol “LFG.” Our reports, proxy statements and other information may also be reviewed at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

We also maintain an internet site at www.landam.com, which contains information relating to us and our business.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

This prospectus incorporates by reference important business and financial information that we file with the Securities and Exchange Commission and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

We incorporate by reference the documents listed below, which have been filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2004;

•	our current reports on Form 8-K filed on January 6, 2005, February 18, 2005, March 4, 2005 and May 5, 2005 and on Form 8-K/A filed on February 17, 2005 (amending our current report on Form 8-K filed on November 12, 2004), February 17, 2005 (amending our current report on Form 8-K filed on January 6, 2005) and March 9, 2005; and

•	the description of our common stock as set forth in Amendment No. 5 to Form 8-A, filed June 21, 2002.

We also incorporate by reference all documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the completion or termination of this offering. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Virginia 23235

Telephone: (804) 267-8000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement relating to the offered securities. No one else is authorized to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our business, financial condition and results of operations may have changed since that date.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain information contained in or incorporated by reference into this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Among other things, these statements relate to our financial condition, results of operation and business. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to shareholders. These forward-looking statements are generally identified by the use of words such as we “expect,” “believe,” “anticipate,” “estimate” or words of similar import. These forward-looking statements involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Further, any such statement is specifically qualified in its entirety by the cautionary statements and the “Risk Factors” that appear elsewhere in this prospectus. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

RISK FACTORS

The prospectus supplement applicable to each type of securities that we offer will contain a discussion of risks applicable to an investment in our company and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus, including the risks described below.

Our results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions.

The demand for our title insurance and other real estate transaction products and services is dependent upon, among other things, the volume of commercial and residential real estate transactions, including mortgage refinancing transactions. The volume of these transactions has historically been influenced by factors such as interest rates and the state of the overall economy. For example, when interest rates are increasing or during an economic downturn or recession, real estate activity typically declines and we tend to experience lower revenues and profitability. The cyclical nature of our business has caused fluctuations in revenues and profitability in the past and is expected to do so in the future. In addition, changes in interest rates may have an adverse impact on our return on invested cash, the market value of our investment portfolio and interest paid on our bank debt.

Our operating revenues for the year ended December 31, 2003 increased by 32.0% over the prior year, primarily due to a favorable residential mortgage interest rate environment and a large volume of mortgage refinancing transactions. However, except during brief periods in 2004, mortgage interest rates generally have risen, beginning in the third quarter of 2003, and we have experienced a decline in refinancing transactions since that time. For fiscal year 2005, we expect that the level of refinancing transactions will be substantially below the levels experienced in recent years. We began the implementation of a cost reduction program in the fourth quarter of 2003 aimed at reducing staffing and cost levels to a level more consistent with anticipated transaction volumes. In the first quarter of 2004, we announced plans to reduce our cost structure by at least $70 million on an annualized basis. We have implemented reductions to achieve at least the targeted cost savings. Operating results for our 2003 and 2004 fiscal years, including interim periods, should not be viewed as indicative of results for 2005 or any future period.

Our inability to manage successfully our acquisitions of complementary businesses could adversely affect our business, operating results and financial condition.

An element of our business strategy is to expand the services we provide through acquisitions of complementary businesses. During 2003 and 2004, we acquired several companies outside of our traditional business operations, including LandAmerica Tax & Flood, LandAmerica Credit Services, Inc., Centennial Bank, Buyers Home Warranty Company and LoanCare Servicing Center, Inc. These businesses are different from each other and from the business of providing title insurance and related services. We also may in the future acquire other businesses outside of our traditional business operations, although no assurances can be given that we will do so or that we will continue to acquire such companies at the levels previously experienced. Such acquisitions involve a number of special risks, including our inexperience in managing businesses that provide products and services beyond our traditional business, new regulatory requirements, diversion of management’s attention, failure to retain key acquired personnel, failure to effectively integrate operations, company cultures and services, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities, and amortization of acquired intangible assets. In addition, there can be no assurance that acquired businesses will achieve anticipated levels of revenues, earnings or performance. Our failure to manage our acquisitions successfully could materially and adversely affect our business, operating results and financial condition.

Competition in our industry affects our revenues.

The business of providing real estate transaction products and services is very competitive. Competition for residential title insurance business is based primarily on price and quality of service. With respect to national and regional mortgage lenders, service quality includes a large distribution network and the ability to deliver a broad array of real estate services quickly, efficiently and through a single point of contact. Competition for commercial title business is based primarily on price, service, expertise in complex transactions and the size and financial strength of the insurer. Title insurance underwriters also compete for agents on the basis of service and commission levels. Although we are one of the largest providers of real estate transaction products and services in the United States, four other companies—Fidelity National Financial, Inc., The First American Corporation, Old Republic International Corporation and Stewart Information Services, Inc.—have the size, capital base and agency networks to compete effectively with our products and services. In addition, some of our competitors may have, or will have in the future, greater capital and other resources than us. Competition among the major providers of real estate transaction products and services and any new entrants could adversely affect our revenues and profitability.

Significant industry changes and new product and service introductions require timely and cost-effective responses.

As a national provider of real estate transaction products and services, we participate in an industry that is subject to significant change, frequent new product and service introductions and evolving industry standards. In addition, alternatives to traditional title insurance, such as lien protection products, have emerged in recent years. We believe that our future success will depend on our ability to anticipate changes in technology and customer preferences and to offer products and services that meet evolving standards on a timely and cost-effective basis. The development and implementation of new products and services may require significant capital expenditures and other resources. There is a risk that customers may not accept our new product and service offerings and we may not successfully identify new product and service opportunities nor develop and introduce new products and services in a timely and cost-effective manner. In addition, products and services that our competitors and other real estate industry participants develop or introduce may render certain of our products and services obsolete or noncompetitive. Advances in technology could also reduce the useful lives of our products, preventing us from recovering fully our investment in particular products and services. As a result, our inability to anticipate industry changes and to respond with competitive and profitable products and services may have a material adverse effect on our business, operating results or financial condition.

We may not succeed in implementing our strategy of becoming a major provider of real estate transaction management services.

One of our business strategies is to expand our capabilities to manage the delivery of multiple services required in real estate transactions through a centralized source, and to significantly grow the volume of transactions that we manage. There is a risk that our transaction management services may fail to gain market acceptance, particularly from the large national mortgage originators. Furthermore, there are relatively low barriers to entry into the market for real estate transaction management, as opposed to the regulated title insurance business, which may result in a large number of competitors, including large national mortgage originators and others having substantially greater financial resources.

Our insurance and banking subsidiaries are subject to government regulation.

Our insurance subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. These regulations are generally intended for the protection of policyholders rather than security holders. The nature and extent of these regulations vary from jurisdiction to jurisdiction, but typically involve:

•	regulation of dividend payments and other transactions between affiliates;

•	prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company;

•	regulation of certain transactions entered into by an insurance company with any of its affiliates;

•	approval of premium rates for insurance;

•	standards of solvency and minimum amounts of capital surplus that must be maintained;

•	limitations on types and amounts of investments;

•	restrictions on the size of risks that may be insured by a single company;

•	licensing of insurers and agents;

•	deposits of securities for the benefit of policyholders;

•	approval of policy forms;

•	methods of accounting;

•	establishing reserves for losses and loss adjustment expenses;

•	regulation of underwriting and marketing practices;

•	regulation of reinsurance; and

•	filing of annual and other reports with respect to financial condition and other matters.

These regulations may impede, or impose burdensome conditions on, rate increases or other actions that we might want to take to enhance our operating results. In addition, state regulatory examiners perform periodic examinations of insurance companies. We are and have in the past been subject to information requests and subpoenas from the states relating to investigations of our business practices and the title industry. Multiple states are specifically investigating captive reinsurance. Any restrictions imposed or actions taken by states with respect to us or the title insurance industry in general arising out of such information requests or subpoenas may adversely affect our business, financial position or results of operations.

Centennial Bank is subject to regulation and supervision by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. Banking regulations are intended primarily to protect depositors and the federal deposit insurance funds and not stockholders. Regulatory requirements affect, among other things, our banking subsidiaries’ practices, capital level, investment practices, dividend policies and growth.

Our litigation risks include substantial claims by large classes of claimants.

From time to time we are involved in litigation arising in the ordinary course of our business. In addition, we currently are and have in the past been subject to claims and litigation not arising in the ordinary course of business from large classes of claimants seeking substantial damages. Material pending legal proceedings not arising in the ordinary course of business are disclosed in our filings with the Securities and Exchange Commission and are incorporated by reference in this prospectus. An unfavorable outcome in any class action suit or other claim, inquiry, investigation or litigation against us could have a material adverse effect on our financial position or results of operations.

THE COMPANY

Overview

We are a national provider of products and services that are used to facilitate the purchase, sale, transfer and financing of residential and commercial real estate. We are one of the largest title insurance underwriters in the United States based on title premium revenues. We also conduct business in Mexico, Canada, the Caribbean, Latin America and Europe.

In addition to our core business of providing title insurance, we provide a range of other products and services for residential and commercial real estate transactions, including title search, examination, escrow and closing. Home inspections and warranties are available for residential real estate transactions. For commercial real estate transactions, we provide property appraisal and valuation, building and site assessments and other due diligence services, survey coordination, construction disbursement, coordination of national multi-state transactions, tax-deferred real property exchanges pursuant to Section 1031 of the Internal Revenue Code, commercial mortgage loans and Uniform Commercial Code products insuring personal property. Specialized services, such as real estate tax processing, flood zone certifications, consumer mortgage credit reporting, default management services and mortgage loan subservicing, are provided primarily to our mortgage lending customers.

Our principal executive offices are located at 101 Gateway Centre Parkway, Richmond, Virginia 23235-5153. Our telephone number is (804) 267-8000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the proceeds that we receive from the sale of the offered securities, after paying our expenses related to the offering, will be added to our general funds and may be used as follows:

•	to meet our working capital requirements;

•	to repurchase our outstanding common stock;

•	to repurchase or redeem our outstanding debt securities;

•	to refinance or repay our outstanding borrowings;

•	to make investments in or loans to our subsidiaries;

•	to finance acquisitions; and

•	for other general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, adjusted by adding fixed charges and distributed income of equity investees. Fixed charges are composed of interest expensed, including capitalized expenses, and the estimated interest component of rental expense.

The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	2004		2003	2002	2001	2000
Ratio	5.61	x	10.19x	9.05x	4.32x	—	(1)

(1)	In 2000, our earnings were not sufficient to cover our fixed charges due to non-cash charges to earnings of $177.8 million associated with a change in our method of assessing the recoverability of goodwill. The amount of the earnings deficiency was $70.5 million.

The following table sets forth our ratios of combined fixed charges and preferred stock dividends to earnings for each of the periods indicated. As of the date of this prospectus, we have no preferred stock outstanding.

	Years Ended December 31,
	2004		2003	2002	2001	2000
Ratio	5.61	x	10.19x	9.05x	4.28x	—	(1)

(1)	In 2000, our earnings were not sufficient to cover our combined fixed charges and preferred stock dividends due to non-cash charges to earnings of $177.8 million associated with a change in our method of assessing the recoverability of goodwill. The amount of the earnings deficiency was $62.8 million.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. As a result, holders of our debt securities will be unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional senior or subordinated indebtedness.

The term “debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities.

General Subordination

Because we are principally a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation, Transnation Title Insurance Company and Centennial Bank, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent that we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and holders of debt securities should look only to our assets for payment thereunder.

Indentures and Trustees

Federal law requires that our senior debt securities and our subordinated debt securities each be governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and JPMorgan Chase Bank, N.A., which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.

The trustee has two main roles:

•	The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the applicable indenture or debt securities. There are some limitations on the extent to which the trustee acts on holders’ behalf, as described under “—Default and Related Matters—Events of Default” below; and

•	The trustee performs administrative duties for us, such as sending holders interest payments, transferring holders’ debt securities to a new buyer if they sell and sending holders notices.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures and the debt securities are governed by the laws of the State of New York. Copies of the form of senior debt indenture and the form of subordinated debt indenture appear as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Different Series of Debt Securities

General

We may issue more than one distinct series of debt securities under either indenture. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities will also describe any differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We describe the meaning for only the more important terms. Whenever we refer to the defined terms of the indentures in this prospectus or in the prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. Prospective investors must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of the series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities that we offer.

Tax Treatment

The prospectus supplement relating to specific debt securities will describe any special considerations and any additional material tax considerations applicable to such specific debt securities. We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, which may trigger special federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Specific Terms of a Series

The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit on it;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, on or after which and the price or prices at which the series of debt securities, in accordance with any optional or mandatory redemption provisions, may be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or any other of our securities or for other property, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or property issuable upon conversion, exercise or exchange may be adjusted;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency or currencies of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	if the principal amount payable at the stated maturity of the series of debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of that series as of any such date for any purpose or the method of determining that amount;

•	the applicability of the provisions described under “—Restrictive Covenants” and “—Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “—Default and Related Matters—Events of Default” below;

•	if the series of debt securities will be issuable only in the form of a global security, as described under “—Legal Ownership—Global Securities” below, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

Legal Ownership

Street Name and Other Indirect Holders

Some investors will hold debt securities in accounts at banks or brokers (in “street name”) rather than holding them directly. Investors who hold their debt securities in street name will generally not be recognized by us as legal holders of debt securities. In this case, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its debt securities, as the legal holder of the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If an investor holds debt securities in street name, the investor is responsible for checking with his or her own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how the investor can instruct it to send him or her debt securities registered in the investor’s own name so he or she can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities (those who are registered as holders of debt securities). As noted above, we do not have obligations to an investor if he or she holds in street name or through other indirect means, either because the investor chooses to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to the investor as a street name holder but does not do so.

Global Securities

General. A global security is a special type of indirectly held security, as described under “—Street Name and Other Indirect Holders” above. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. In this situation, we would require that the global security be registered in the name of a financial institution that we select and that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether an investor’s series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

Investors in debt securities that are issued only in the form of global securities should be aware of the following limitations:

•	an investor cannot get debt securities registered in his or her own name;

•	an investor cannot receive physical certificates for his or her interest in the debt securities;

•	an investor will be a street name holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities (see “—Street Name and Other Indirect Holders” above);

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to an investor’s interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the individual investor. The investor must consult his or her own bank or broker to find out how to have the investor’s interests in debt securities transferred to his or her own name, so that the investor will be a direct holder.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on the debt securities has occurred and has not been cured (see “—Default and Related Matters” below).

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Additional Mechanics

Form, Exchange and Transfer of our Debt Securities

The debt securities will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her debt securities broken into, or “exchanged” for, more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

A direct holder will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day that we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to a direct holder if he or she is a direct holder listed in the trustee’s records at the close of business on the regular record date, even if the holder no longer owns the debt security on the interest due date. The regular record date is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. That office is currently located at 4 New York Plaza, 15th Floor, New York, New York 10004. A direct holder must make arrangements to have his or her payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

A street name holder or other indirect holder should consult his or her bank or broker for information on how the holder will receive payments.

We may also arrange for additional payment offices, known as paying agents, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify holders of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, a holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell or lease substantially all of our assets to another entity, or to buy or lease substantially all of the assets of another entity. However, we may not take any of these actions unless the following conditions (among others) are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other entity may not be organized under a foreign country’s laws; that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on the voting stock of any designated subsidiaries, called liens, as discussed under “—Restrictive Covenants” below. If a merger or other transaction would create any liens on the voting stock of our designated subsidiaries, we must comply with that restrictive covenant. We would comply either by deciding that the liens were permitted or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting stock to the direct holders of the senior debt securities.

Modification and Waiver

As described below, there are four types of changes that we can make to either indenture and the debt securities issued under that indenture.

Changes Requiring Approval of Holders. The first type of changes cannot be made to a holder’s debt securities without his or her specific approval. These changes include:

•	changing the payment due date of the principal or interest on a debt security;

•	reducing any amounts due on a debt security;

•	reducing the amount of principal payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	changing the place or currency of payment on a debt security;

•	impairing the holder’s right to sue for payment of any amount due on his or her debt security;

•	impairing any right that the holder may have to exchange or convert the debt security for or into securities or other property;

•	reducing the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reducing the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modifying any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

Each indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the applicable indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.

Changes by Waiver Requiring a Majority Vote. The fourth type of change requires a vote by direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described under “—Restrictive Covenants” below. We also need such a majority vote to obtain a waiver of any past default, except a payment default listed in the first category described under “—Default and Related Matters—Events of Default” below.

Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect, without the consent of the direct holders of a majority in aggregate principal amount of each affected series.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for a holder money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

A street name holder or other indirect holder should consult his or her bank or broker for information on how the holder may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.

Subordination Provisions

Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities that we have issued and will issue under the senior debt indenture.

Senior Indebtedness

Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium (if any), interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness that, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness that we owe to a subsidiary of ours; and

•	indebtedness that we owe to any trust (or a trustee of such trust), partnership or other entity affiliated with us, that is our financing vehicle, and that has issued equity securities or other securities that are similar to the preferred securities, unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on our Subordinated Debt

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

Except as otherwise provided in the Indenture, if the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. In this situation, the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

We have made certain promises in each indenture called “covenants” where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture, we have made the promise described in the next paragraph; the subordinated debt indenture does not include this promise.

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights, or “liens,” in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to a series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities. In that event (a called full defeasance), we must put in place the following arrangements for a holder to be repaid:

•	we must deposit in trust for a holder’s benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current federal tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing the holder to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the holder’s debt securities and gave the holder his or her share of the cash and notes or bonds deposited in trust. In that event, the holder could recognize gain or loss on the debt securities that he or she gives back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described under “—Subordination Provisions” above, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to certain enumerated rights as secured creditors in the trust funds.

If we did accomplish full defeasance, as described above, the holder would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described under “—Subordination Provisions” above would not apply. A holder could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities without causing tax consequences to the holder. In that event (called covenant defeasance), the holder would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for the holder’s benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under then current federal income tax law we may make the above deposit without causing the holder to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises regarding conduct of our business previously described under “—Restrictive Covenants” above, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described under “—Special Situations—Mergers and Similar Events” above; and

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default” below.

In addition, in the case of subordinated debt securities, the provisions described under “—Subordination Provisions” above will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, a holder could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, the holder may not be able to obtain payment of the shortfall.

Default and Related Matters

The debt securities are not secured by any of our property or assets. As a result, a holder of debt securities will be one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described under “—Subordination Provisions” above.

Events of Default

A holder will have special rights if an event of default occurs and is not cured, as described below. The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•

we remain in breach of the restrictive covenant described under “—Restrictive Covenants” above or any other term of the applicable indenture for 90 days after we receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

For a holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described under “—Subordination Provisions” above. If an event of default has occurred and has not been cured, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.

Investors should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Subject to its duties in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. Subject to the provisions of the Indenture, if reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee.

Before a direct holder bypasses the trustee and brings his or her own lawsuit or other formal legal action or take other steps to enforce the holder’s rights or protect his or her interests relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

A holder, however, is entitled at any time to bring a lawsuit for the payment of money due on his or her debt security on or after its due date.

A street name holder or other indirect holder should consult his or her bank or broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

DESCRIPTION OF PREFERRED STOCK

General

We may issue shares of preferred stock in one or more series. The description of the financial and other specific terms of a series of preferred stock will be in the prospectus supplement accompanying this prospectus. The specific terms of a series of preferred stock as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control.

Any reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designation filed as part of our articles of incorporation.

Authorization

We are authorized to issue 5,000,000 shares of preferred stock, without par value. On March 31, 2005, there were no shares of preferred stock issued and outstanding. Under our articles of incorporation, the board of directors, without shareholder approval, is authorized to issue shares of preferred stock in one or more series.

The board of directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value, for issuance upon the exercise of the preferred share purchase rights described under “Description of Common Stock—Preferred Share Purchase Rights” below. The creation and issuance of any other series of preferred stock and the relative rights and preferences of any such series will be determined in the judgment of the board of directors. Factors that the board of directors would consider include our capital needs and then existing market conditions.

General Terms of a Series

Our board of directors will fix the terms of the series of preferred stock that it designates by resolution adopted as may be permitted by the Virginia Stock Corporation Act before we issue any shares of the series of preferred stock.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights for shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank on a parity in all respects with each other series of preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Dividends

Holders of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designation establishing the series; or

•	as required by applicable law.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

The prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of common stock, another series of our preferred stock or any other securities registered pursuant to the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

General

We may issue shares of our common stock. The following description briefly summarizes our common stock. This description may not be complete and is qualified in its entirety by reference to applicable provisions of Virginia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are on file with the Securities and Exchange Commission and are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Common Stock

Our authorized capital stock consists of 45,000,000 shares of common stock, without par value. On March 31, 2005, there were 18,088,228 shares of common stock issued and outstanding.

Terms

The holders of common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available for dividends. Upon our liquidation, holders of our common stock are entitled to receive pro rata all of our assets available for distribution to such holders.

Preemptive Rights

No holder of any share of common stock or preferred stock has any preemptive right to subscribe to any of our securities.

Preferred Share Purchase Rights

Each outstanding share of common stock has associated with it one Preferred Share Purchase Right. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $85, subject to adjustment. The terms of the Rights were originally set forth in a Rights Agreement, dated October 1, 1991, between us and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between us, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent. The terms of the Rights are currently set forth in an Amended and Restated Rights Agreement, dated August 20, 1997, between us and Wachovia Bank, N.A. (formerly Wachovia Bank of North Carolina, N.A.) as Rights Agent, as amended by the First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997 between us and Wachovia, and the Second Amendment to Amended and Restated Rights Agreement, dated June 1, 1999, between us, Wachovia and State Street Bank and Trust Company, as successor Rights Agent, and the Third Amendment to Amended and Restated Rights Agreement, dated July 26, 2000, between us and State Street. The following summary of certain terms of the Preferred Share Purchase Rights is qualified in its entirety by reference to the current Rights Agreement, as amended, which is on file with the Securities and Exchange Commission.

The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 20% or more of the outstanding shares of our common stock. Under certain circumstances, the board of directors may reduce this threshold percentage to not less than 10%. If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy, at the then current exercise price of the Right, shares of common stock or Series A Preferred Stock having a market value equal to twice the exercise price of the Right. If we are acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase, at the then current exercise price of the Right, securities of the surviving company having a market value equal to twice the exercise price of the Right. The Rights will expire on August 20, 2007, and we may redeem or exchange them at any time before they become exercisable.

Until the Rights become exercisable, they are evidenced by the common stock certificates and are transferred only with such certificates.

Certain Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions which may have the effect of delaying or preventing a change in control of us. Our articles of incorporation and bylaws provide:

•	for division of the board of directors into three classes, with one class elected each year to serve a three-year term;

•	that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote;

•	that a vacancy on the board of directors shall be filled by the remaining directors; and

•	that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

Our bylaws require advance notification for a shareholder to bring business before a shareholders’ meeting or to nominate a person for election as a director. Our articles of incorporation and bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the board of directors would have if there were no vacancies. Special meetings of the shareholders may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the board of directors.

Our articles of incorporation also contain an “affiliated transaction provision.” The affiliated transaction provision provides that, in the event that holders of common stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of common stock are entitled to cast shall be required for the approval of such transactions. Such supermajority approval would be required for:

•	a merger or consolidation involving any “Interested Shareholder” (as defined below), at the record date for determining shareholders entitled to vote; and

•	a sale, lease or exchange of substantially all of our assets or property to or with an Interested Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with us.

For the purpose of the affiliated transaction provision, an “Interested Shareholder” means any person or entity who directly or indirectly owns or controls 10% or more of our voting power. In addition, our articles of incorporation provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of common stock after any person or entity has become an Interested Shareholder. However, the supermajority approval requirement does not apply to any transaction that is approved by the board of directors prior to the time that the Interested Shareholder becomes an Interested Shareholder.

The shares of common stock and preferred stock authorized by our articles of incorporation provide the board of directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the board of directors to deter future attempts to gain control of us. The board of directors has sole authority to determine the terms of any series of the preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to issue a series of preferred stock to persons friendly to management. Such an issuance could be used by the board of directors in an attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of us.

The foregoing provisions of our articles of incorporation and bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover. These provisions are also intended to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the board of directors without the support of the incumbent board of directors, even if such a change were desired by or would be beneficial to a majority of our shareholders. As a result, such provisions may have the effect of discouraging certain unsolicited offers for our capital stock.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities (including senior debt securities and subordinated debt securities), preferred stock, common stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The description of the specific terms of warrants, whether issued in a series or not, will be in a prospectus supplement accompanying this prospectus. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between a prospectus supplement and this prospectus, the prospectus supplement will control.

This summary also is subject to and qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement may describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company or other financial institution as warrant agent. We may add, replace or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

We will not qualify any warrant agreement as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. As a result, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form—i.e., book-entry—will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form—i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise and Redemption of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

We may redeem your warrant before it is exercised unless the applicable prospectus supplement specifies otherwise. The prospectus supplement will specify one or more redemption prices. It may also specify one or more redemption periods during which the redemption prices relating to the redemption of warrants during those periods will apply. The warrant will be redeemable at our option at any time on or after a date specified in the prospectus supplement or at any other specified time or times. If we redeem the warrant, we will do so at the specified redemption price. If different prices are specified for different redemption periods, the price that we pay will be the price that applies to the redemption period during which the warrant is redeemed.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts. Stock purchase contracts represent contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified or variable number of shares of our common stock or preferred stock, as applicable, at a future date or dates. The price per share of common stock or preferred stock, as applicable, may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events. We may issue stock purchase contracts in distinct series.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of a document when it is filed.

We may issue stock purchase contracts separately or as part of units, which we describe below. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of our debt securities, preferred stock or common stock, trust preferred securities or debt obligations of third parties, including U.S. treasury securities.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS

General

We may issue units comprised of any combination of our debt securities (senior debt securities or subordinated debt securities), preferred stock, common stock, warrants and stock purchase contracts. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the financial and other specific terms of specific units in the prospectus supplement accompanying this prospectus. The following description and any description of units in the applicable prospectus supplement is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC, either as an exhibit to an amendment to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” below for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock,” “Description of Warrants” and “Description of Stock Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may offer the securities in this prospectus from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. This prospectus and applicable prospectus supplement may also be used by us and our affiliates in connection with offers and sales relating to the initial sale of the securities and any market making transactions in the securities. These transactions may be executed at negotiated prices that are related to prevailing market prices at the time of sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.

The securities (including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis) that we distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions that we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions that they receive from us, and any profit on the resale of the securities that they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. If we sell a security offered by this prospectus to an underwriter for public offering or sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

EXPERTS

Our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, including and incorporated by reference therein, and incorporated herein by reference.

Such financial statements and management’s assessment are, and audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the securities to be issued by us through this prospectus. Julious P. Smith, Jr., a principal in Williams Mullen, is one of our directors and beneficially owned an aggregate of 2,010 shares of our common stock as of March 15, 2005. Other attorneys employed by the firm beneficially owned an aggregate of approximately 734 shares of our common stock as of March 15, 2005.

$400,000,000

LandAmerica Financial Group, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Units

PROSPECTUS

May 6, 2005